As filed with the Securities and Exchange Commission on June 21, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Therapix Biosciences Ltd.

(Exact name of registrant as specified in charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Ariel Sharon Street HaShahar Tower, 16th Floor Givatayim, Israel	5320047
(Address of principal executive offices)	(Zip Code)

Therapix Biosciences Ltd. Israeli Share Option Plan (2005)

Therapix Biosciences Ltd. Israeli Share Option Plan (2015)

(Full Title of the Plan)

C T Corporation System
111 Eighth Avenue
13th Floor
New York, New York 10011

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Jeffrey P. Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.

Chrysler Center, 666 Third Avenue

New York, NY 10017

Tel: 212-935-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☐
Non-accelerated filer	☒	Emerging growth company	☒
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

 CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Ordinary Shares, par value NIS 0.10 per share (1)	769,037	$0.14	$107,665.18	(3)	$13.40
Ordinary Shares, par value NIS 0.10 per share (1)	20,880,000	$0.16	$3,340,800	(4)	$415.93
Ordinary Shares, par value NIS 0.10 per share (1)	10,120,000	$0.11	$1,113,200	(5)	$138.59
Total	31,769,037		$4,561,665.18		$567.92

(1)

American Depositary Shares (the “ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of the Ordinary Shares registered hereby, par value NIS 0.10 per share (the “Ordinary Shares”), of Therapix Biosciences Ltd. (the “Registrant” or “Company” ) are registered on a separate registration statement on Form F-6 (File No. 333-197509). Each ADS represents forty (40) Ordinary Shares.

(2)	This Registration Statement on Form S-8 covers the following Ordinary Shares of Therapix Biosciences Ltd. (the “Registrant”):

(i) 769,037 Ordinary Shares issuable upon the exercise of options granted prior to the date hereof under the Registrant's Israeli Share Option Plan (2005) (the “2005 Plan”), (ii) 20,880,000 Ordinary Shares issuable upon the exercise of options granted prior to the date hereof under the Registrant's Israeli Share Option Plan (2015), as amended (the “2015 Plan”), (iii) 10,120,000 Ordinary Shares available for issuance pursuant to future grants under the 2015 Plan, and (iv) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares that may become issuable under the terms of the 2015 Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Ordinary Shares.

(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of US$0.14 per share, the weighted average exercise price of the 1,090,361 Ordinary Shares issuable upon exercise of outstanding options under the 2005 Plan as of the date of this Registration Statement.

(4)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of US$0.l6 per share, the weighted average exercise price of the 23,100,000 Ordinary Shares issuable upon exercise of outstanding options under the 2015 Plan as of the date of this Registration Statement.

(5)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and (c) on the basis of the average of the high and low prices of the Registrant's ADSs as reported on the Nasdaq Capital Market on June 20, 2018 with respect to Ordinary Shares reserved for issuance pursuant to future grants under the 2015 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information*

Item 2.   Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents filed by Therapix Biosciences Ltd. (the “Company”) are incorporated herein by reference:

●	Annual Report on Form 20-F for the year ended December 31, 2017, filed on April 30, 2018 (File No. 001-38041);

●	Our Reports on Form 6-K filed on January 16, 2018, March 20, 2018, April 9, 2018, April 20, 2018, April 27, 2018, May 4, 2018, May 9, 2018, May 17, 2018, June 6, 2018 and June 14, 2018; and

●	the description of our ADSs and ordinary shares contained in our Form 8-A filed on March 21, 2017 (File No. 001-38041).

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law (5759-1999) (the “Companies Law”) and our articles of association provide that the Registrant may indemnify an office holder against:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court; However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the Board of Directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the Board of Directors as reasonable under the circumstances, and such undertaking must detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder: (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (a) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (b) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him or her by a court relating to an act performed in his or her capacity as an office holder, in connection with: (1) proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) a criminal charge of which he or she was acquitted; or (3) a criminal charge for which he or she was convicted for a criminal offense that does not require proof of criminal thought;

●	expenses incurred by an office holder relating to an administrative enforcement proceeding conducted with regard to such office holder, including reasonable litigation expenses and including attorneys’ fees;

●	payment to the party injured by the violation; and

●	liability or expense otherwise permitted as an indemnification by the Companies Law.

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Our articles of association allow us to indemnify our office holders up to a certain amount. The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited:

●	to categories of events that the Board of Directors determines are likely to occur in light of the operations of the company at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the Board of Directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements, which were amended following the consummation of our U.S. initial public offering and listing on NASDAQ, with each of our directors and with certain members of our senior management. Each such indemnification agreement provides the office holder with indemnification to the fullest extent permitted under applicable law and up to a certain amount, and including with respect to liabilities resulting from our March 2017 initial public offering in the United States, and to the extent that the directors and officers insurance do not cover these liabilities.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, and for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. A company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders. Our articles of association provide that we may exculpate any office holder from liability to us to the fullest extent permitted by law.

We have entered into exculpation agreements with each of our current directors and executive officers undertaking to exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law and including with respect to liabilities resulting from our March 2017 initial public offering in the United States.

Limitations

The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any action taken or omission committed with the intent to derive an illegal personal benefit; or (4) any fine or forfeit levied against the office holder.

We have obtained directors and officers liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the registrant, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

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Item 9.   Undertakings

The undersigned Registrant, Therapix Biosciences Ltd., hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Givatayim, Israel, on June 21, 2018.

THERAPIX BIOSCIENCES LTD.

By:	/s/ Ascher Shmulewitz
Name: Ascher Shmulewitz, M.D, Ph.D.
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Dr. Ascher Shmulewitz and Oz Adler, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 21, 2018 in the capacities indicated:

Signature and Name	Title	Date

/s/ Ascher Shmulewitz	Chairman of the Board of Directors and Chief	June 21, 2018
Ascher Shmulewitz, M.D, Ph.D.	Executive Officer (Principal Executive Officer)

/s/ Oz Adler	Chief Financial Officer (Principal Financial and	June 21, 2018
Oz Adler	Accounting Officer)

/s/ Amit Berger	Director	June 21, 2018
Amit Berger

/s/ Yafit Stark	Director	June 21, 2018
Dr. Yafit Stark

/s/ Eric So	Director	June 21, 2018
Eric So

/s/ Zohar Heiblum	Director	June 21, 2018
Zohar Heiblum

/s/ Stephen M. Simes	Director	June 21, 2018
Stephen M. Simes

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, C T Corporation System, the duly authorized representative in the United States of Therapix Biosciences Ltd., has signed this registration statement on June 21, 2018.

C T Corporation System

By:	/s/ Brian Mueller
Brian Mueller
Assistant Secretary

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EXHIBITS

Exhibit No.	Description
4.1	Form of Amended and Restated Depositary Agreement (filed as Exhibit 1 to the Post-Effective Amendment No. 1 to Form F-6 (File No. 333-197509) filed on December 7, 2016, and incorporated herein by reference).
5.1*	Opinion of Horn & Co. - Law Offices, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)
23.1*	Consent of Kost Forer Gabbay & Kasierer (A Member of Ernst & Young Global), independent registered public accounting firm
23.2*	Consent of Horn & Co. - Law Offices (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
99.1	Therapix Biosciences Ltd. Israeli Share Option Plan (2005) (filed as Exhibit 10.6 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on November 4, 2016, and incorporated herein by reference).
99.2	Therapix Biosciences Ltd. Israeli Share Option Plan (2015) (filed as Exhibit 10.5 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on November 4, 2016, and incorporated herein by reference)

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